SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

L-3 COMMUNICATIONS HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

No	fee required.

Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

Fee	paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

L-3 COMMUNICATIONS HOLDINGS, INC.

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., eastern daylight time, on Tuesday, April 24, 2007, at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

To have your vote recorded, you should vote by telephone or over the Internet or sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish. Please let us know whether you plan to attend the meeting by marking the appropriate box on the proxy card or indicating your plans when prompted over the telephone or Internet voting systems.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on April 24th.

Very truly yours,
Michael T. Strianese President and Chief Executive Officer

Notice of 2007 Annual Meeting of Stockholders and Proxy Statement	1
Proxy Statement	2 – 3
Proposal 1. Election of Directors	3 – 7
Proposal 2. Selection of Independent Registered Public Accounting Firm	8
The Board of Directors and Certain Governance Matters	9 – 12
Stockholder Proposals and Nominations	13
Executive and Certain Other Officers of the Company	14 – 17
Security Ownership of Certain Beneficial Owners	17
Security Ownership of Management	18
Compensation Discussion and Analysis	19 – 27
Compensation Committee Report	27
Summary Compensation Table	28 – 29
2006 Grants of Plan-Based Awards	29 − 30
Outstanding Equity Awards at Fiscal Year End 2006	31
2006 Option Exercises and Stock Vested	32
2006 Pension Benefits	32 – 35
2006 Nonqualified Deferred Compensation	35
Change of Control Severance Program	35 – 36
Potential Payments on Change of Control	36 – 37
Compensation of Directors	37
2006 Director Compensation	38
Report of the Audit Committee	39
Independent Registered Public Accounting Firm Fees	39 – 40
Compensation Committee Interlocks and Insider Participation	40
Certain Relationships and Related Transactions	40 – 41
Section 16(A) Beneficial Ownership Reporting Compliance	41
General and Other Matters	42
Exhibit A: Categorical Standards for Director Independence	A-1

Every shareowner’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by telephone or by Internet.

L-3 COMMUNICATIONS HOLDINGS, INC.

NOTICE OF 2007 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the ‘‘Annual Meeting’’) of L-3 Communications Holdings, Inc. will be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York on Tuesday, April 24, 2007, at 2:30 p.m., eastern daylight time, for the following purposes:

1.	Election of one Class I Director whose term expires in 2008 and three Class II Directors whose terms expire in 2010;

2.	Ratification of the appointment of our independent registered public accounting firm for 2007; and

3.	Transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.
By Order of the Board of Directors
Kathleen E. Karelis Senior Vice President, General Counsel and Corporate Secretary

March 26, 2007

IMPORTANT

Whether or not you currently plan to attend the Annual Meeting in person, please vote over the telephone or the Internet or complete, date, sign and return promptly the enclosed proxy in the envelope provided for that purpose. You may revoke your proxy if you attend the Annual Meeting and wish to vote your shares in person.

L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016

PROXY STATEMENT

We are furnishing this proxy statement to the holders of the common stock, par value $0.01 per share, of L-3 Communications Holdings, Inc. in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Stockholders to be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York at 2:30 p.m., eastern daylight time, on Tuesday, April 24, 2007 (the ‘‘Annual Meeting’’).

RECORD DATE

Our board of directors has fixed the close of business on March 16, 2007 as the Record Date for the Annual Meeting. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 125,213,695 shares of our common stock outstanding and entitled to vote at the Annual Meeting. We intend to mail this proxy statement, the accompanying proxy card, our Summary Annual Report and our Annual Report on Form 10-K on or about March 27, 2007 to each Stockholder entitled to vote at the Annual Meeting.

PROXIES

The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting and any adjournments of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, via the Internet or in person. We also have retained Georgeson Shareholder Services to assist in soliciting proxies. L-3 expects to pay Georgeson approximately $10,000 plus expenses in connection with its solicitation of proxies. Each holder of common stock is entitled to one vote for each share of our common stock held by such holder. The holders in person or by proxy of a majority of the common stock entitled to be voted at the Annual Meeting shall constitute a quorum.

Each Stockholder may appoint a person (who need not be a stockholder) other than the persons named in the enclosed proxy to represent him or her at the meeting by completing another proper proxy. In either case, such completed proxy should be returned in the enclosed envelope provided for that purpose for delivery before the meeting or should be delivered to our Corporate Secretary at 600 Third Avenue, New York, New York 10016, not later than 5:00 p.m., eastern daylight time, on Monday, April 23, 2007.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the proxy, of written notice of such death or incapacity, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of our board of directors.

Assuming a quorum is present, a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required for the election of directors and for approval of all other items submitted to Stockholders for their consideration. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called ‘‘broker non-votes’’) will be counted for purposes of determining a quorum, but will not be counted as either voting for or against any proposal.

VOTING BY TELEPHONE OR INTERNET

Instead of submitting your vote by mail on the enclosed proxy card, you can vote by telephone or over the Internet. The telephone and Internet voting procedures, which comply with Delaware law, are designed to authenticate Stockholders’ identities, to allow Stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting your proxy by mail, telephone or the Internet will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank or other record holder, you must obtain a proxy from the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the Annual Meeting.

Stockholders with shares registered directly in their name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., may vote their shares (1) by making a toll-free telephone call from the U.S. and Canada to Computershare at 1-800-652-VOTE (1-800-652-8683), (2) by submitting their proxy over the Internet at the following address on the World Wide Web: www.investorvote.com or (3) by mailing their signed proxy card. Specific instructions to be followed by registered Stockholders are set forth on the enclosed proxy card. Proxies submitted by telephone or over the Internet as described above must be received by 1:00 a.m., central time, on Tuesday, April 24, 2007.

Revocation of Proxies Submitted by Telephone or Internet

To revoke a proxy previously submitted by telephone or over the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked, or by attending the meeting and voting in person.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide for a board of directors whose number shall be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors. Effective October 23, 2006, the board of directors appointed Michael T. Strianese as L-3’s President and Chief Executive Officer and also elected him as a new director to fill the vacancy resulting from the death of Frank C. Lanza, L-3’s former Chairman and Chief Executive Officer, on June 6, 2006. Pursuant to our Bylaws, the term of any new director elected by the board of directors to fill a vacancy expires at the next annual meeting of stockholders, unless re-elected at such time.

Our Amended and Restated Certificate of Incorporation provides for a classified board of directors divided into three classes: Claude R. Canizares, Thomas A. Corcoran and Alan H. Washkowitz, constitute a class with a term that expires at the annual meeting in 2007 (the ‘‘Class II Directors); John M. Shalikashvili, John P. White and Michael T. Strianese, if re-elected at our Annual Meeting, constitute a class with a term that expires at the annual meeting in 2008 (the ‘‘Class I Directors’’); and Peter A. Cohen, Robert B. Millard and Arthur L. Simon, constitute a class with a term that expires at the annual meeting in 2009 (the ‘‘Class III Directors’’).

The full board of directors has considered and nominated Michael T. Strianese as a Class I nominee, for a one-year term expiring in 2008, and has also considered and nominated the following slate of Class II nominees for a three-year term expiring in 2010: Claude R. Canizares, Thomas A. Corcoran and Alan H. Washkowitz. Action will be taken at the Annual Meeting for the election of these Class I and Class II nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Michael T. Strianese, Claude R. Canizares, Thomas A. Corcoran and Alan H. Washkowitz, except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.

The following information describes the offices held, other business directorships and the class and term of each nominee and of each director whose term of office will continue after the 2007 Annual Meeting. Beneficial ownership of equity securities of the nominees is shown under the caption ‘‘Security Ownership of Management’’ on page 18.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2007

Class I — Nominee for Term Expiring in 2008

Name	Age	Principal Occupation And Other Information
Michael T. Strianese	51	President and Chief Executive Officer, and a Director. Mr. Strianese became President and Chief Executive Officer and a Director in October of 2006 and until February 2007 was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 until March 2005 he was our Senior Vice President — Finance. He joined us in April 1997 as Vice President — Finance and Controller and was our Controller until July 2000. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin’s C3I and Systems Integration Sector. In addition, he served as acting Chief Financial Officer of Lockheed Martin’s Electronics Sector. Prior to Lockheed’s acquisition of Loral, Mr. Strianese spent six years with Loral where he held a number of positions with increasing responsibility in areas of mergers and acquisitions and financial management.

Class II — Nominees for Term Expiring in 2010

Name	Age	Principal Occupation And Other Information
Claude R. Canizares	61	Director since May 2003. Member of the audit committee. Since 1971, Professor Canizares has been at the Massachusetts Institute of Technology (MIT). He currently serves as the Vice President for Research and Associate Provost and is the Bruno Rossi Professor of Physics. In addition, he is a principal investigator on NASA’s Chandra X-ray observatory and Associate Director of its science center. Professor Canizares is a member of the National Academy of Sciences, the International Academy of Astronautics, and a fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science. He serves on the governing council of the National Academy of Sciences.

Name	Age	Principal Occupation And Other Information
Thomas A. Corcoran	62	Director since July 1997. Chairman of the audit committee since April 27, 2004 and a member of the executive committee. Mr. Corcoran is also Chief Executive Officer of Corcoran Enterprises, LLC, a private management consulting firm, and in this capacity, he works closely with The Carlyle Group, a Washington D.C. based private equity firm. Mr. Corcoran has been a senior adviser to The Carlyle Group since 2004. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo, a Carlyle company. Since February 2006, he has been Chairman of Proxy Aviation, Inc., a private company in Germantown, MD. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From March 1995 to September 1999 he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. From 1993 to 1995, Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace and was a company officer from 1990 to 1993. Mr. Corcoran is a member of the Board of Trustees of Stevens Institute of Technology and the Boards of Directors of the American Ireland Fund, REMEC Corporation, United Industrial Corporation, Proxy Aviation Systems Inc, Aircraft Management Technologies (Dublin, Ireland), LaBarge, Inc. and Standard Aero, a Carlyle company.
Alan H. Washkowitz	66	Director since April 1997. Chairman of the nominating/corporate governance committee and member of the compensation committee. Mr. Washkowitz is a former Managing Director of Lehman Brothers, and was responsible for the oversight of Lehman Brothers Inc. Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is a director of Peabody Energy Corporation. Mr. Washkowitz retired from Lehman Brothers in July 2005 and is currently a private investor.

The nominees for election to the board of directors are hereby proposed for approval by the Stockholders. The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be necessary to approve each nominee.

The Board Of Directors Recommends A Vote FOR Each Of The Proposed Nominees For Election To The Board Of Directors.

Directors Whose Terms Continue Beyond The 2007 Annual Meeting And Who Are Not Subject To Election This Year.

Class III — Directors Whose Terms Expire In 2009

Name	Age	Principal Occupation And Other Information
Peter A. Cohen	60	Director since October 2005. Chairman of the compensation committee and a member of the executive committee. Mr. Cohen is the founding and managing partner of Ramius Capital Group, LLC, a private investment management and merchant banking firm formed in 1994. Prior to that, he formed Republic New York Securities, an investment management firm in 1991 and was employed by Shearson Lehman Brothers, an investment banking firm, from 1978 to 1991. At Shearson, Mr. Cohen held a number of executive positions, including President and Chief Operating Officer from 1981 through 1990, and Chairman and Chief Executive Officer from 1983 to 1990. Over the course of his career, he has served on numerous corporate and philanthropic boards including the New York Stock Exchange, The American Express Company, Titan Incorporated and Kroll Inc. He is currently a director of The Mount Sinai Medical Center, and the Scientific Games Corporation where he serves as lead director.
Robert B. Millard	56	Director since April 1997. Non-Executive Chairman of the board of directors, member of the compensation committee and Chairman of the executive committee. Mr. Millard is a Managing Director of Lehman Brothers Inc., head of Lehman Brothers’ Principal Trading & Investments Group. Mr. Millard joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers and became a Managing Director of Lehman Brothers Inc. in 1983. Mr. Millard joined Kuhn Loeb & Co. in 1976. Mr. Millard is a director of GulfMark Offshore, Inc., Weatherford International, Inc., Associated Universities, Inc., Massachusetts Institute of Technology, New School University, Parsons School of Design, Population Council and the Remarque Institute. He is also a current member of the Council on Foreign Relations.
Arthur L. Simon	75	Director since April 2001. Member of the audit and nominating/corporate governance committees. Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP, Certified Public Accountants, from 1968 to 1994. He is a director of Loral Space & Communications Corp.

Class I — Directors Whose Terms Expire In 2008

Name	Age	Principal Occupation And Other Information
John M. Shalikashvili	70	Director since August 1998. Member of the compensation and nominating/corporate governance committees. General Shalikashvili (U.S. Army-ret.) is an independent consultant and a Visiting Professor at Stanford University. General Shalikashvili was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and National Security Council by serving as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO’s tenth Supreme Allied Commander, Europe (SACEUR). He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam.
John P. White	70	Director since October 2004. Member of the nominating/corporate governance committee. John P. White is the Robert and Renée Belfer Lecturer at the John F. Kennedy School of Government, Harvard University and the Managing Partner of Global Technology Partners, LLC. Dr. White has a long history of government service, serving as U.S. Deputy Secretary of Defense from 1995-1997; as Deputy Director of the Office of Management and Budget from 1978 to 1981, and as Assistant Secretary of Defense, Manpower, Reserve Affairs and Logistics from 1977 to 1978. Dr. White also served as a lieutenant in the United States Marine Corps from 1959 to 1961. Prior to his most recent government position, Dr. White was the Director of the Center For Business and Government at Harvard University and the Chairman of the Commission on Roles and Missions of the Armed Forces. Dr. White has extensive private sector experience, including service as Chairman and CEO of the Interactive Systems Corporation, a position he held from 1981 to 1988. Following Interactive Systems Corporation’s sale to the Eastman Kodak Company in 1988, he was General Manager of the Integration and Systems Product Division and a Vice President of Kodak until 1992. Dr. White also spent nine years at the RAND Corporation, where he served as the Senior Vice President of National Security Research Programs and as a member of the Board of Trustees. He continues to serve as a Senior Fellow to the RAND Corporation. Dr. White is a current member of the Council on Foreign Relations. He also serves as a Director of IRG International, Inc., the Institute for Defense Analyses and the Concord Coalition and Center for Excellence in Government. He is a member of the Policy and Global Affairs Oversight Committee of the National Research Council.

PROPOSAL 2. SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for the 2007 fiscal year, and a proposal to ratify this selection will be submitted to the Stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since our formation in 1997, and the audit committee and the board of directors believe it is desirable and in our best interests to continue to retain that firm. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting, the selection of our independent registered public accounting firm will be reconsidered by the audit committee and the board of directors.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and four standing committees: the executive, audit, nominating/corporate governance and compensation committees. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. For example, on June 9, 2006, our board of directors formed a search committee consisting of three independent board members — Thomas A. Corcoran (Chairman), Robert B. Millard and Peter A. Cohen — to conduct a search for the selection of a permanent chief executive officer to succeed Frank C. Lanza, our former Chairman, Chief Executive Officer and director who passed away on June 6, 2006. The duties of the search committee concluded in October 2006 following the announcement that Michael T. Strianese had been named as our President and Chief Executive Officer. Each executive officer serves at the discretion of the board of directors.

The board of directors has affirmatively determined that all of the directors, other than Mr. Strianese, including those who serve on the executive, audit, nominating/corporate governance and compensation committees of the board of directors, have no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. Therefore, all of our directors, other than Mr. Strianese, are ‘‘independent’’ for purposes of the NYSE listing standards. In connection with its determination that Mr. Millard and Professor Canizares are independent, the board of directors considered the fact that we conducted business with Massachusetts Institute of Technology, or MIT, where Mr. Millard is a trustee and Professor Canizares is employed as a full time professor. During 2006, we retained MIT to provide research and development on our behalf, and MIT purchased equipment from us. Mr. Millard and Professor Canizares did not have any material direct or indirect interest in these transactions and Professor Canizares recused himself from all decisions regarding L-3.

In addition, the board of directors has determined that Professor Canizares and Messrs. Corcoran and Simon, members of the audit committee, are also ‘‘independent’’ for purposes of Section 10A(m)(3) of the Securities and Exchange Act of 1934.

Pursuant to the requirements of the NYSE, the Board has adopted Corporate Governance Guidelines that meet or exceed the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the board of directors has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards, which are set forth as Exhibit A to this proxy statement, are intended to assist the board of directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are ‘‘material relationships’’ for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed to be not material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our Web site at http://www.L-3com.com.

Directors are expected to attend board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend shareholder meetings. During the fiscal year ended December 31, 2006, the board of directors held 10 regularly scheduled meetings in person and 4 special meetings. Each director attended at least 75% of the combined number of meetings of the board of directors and meetings of committees on which he served during the past fiscal year. All of our current directors, other than General Shalikashvili, attended our annual shareholders meeting in April 2006. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the President and Chief Executive Officer, is not present.

Executive Committee

The executive committee currently consists of Messrs. Cohen, Corcoran and Millard (Chairman). This committee met 5 times during 2006. The executive committee may exercise most board powers during the period between board meetings.

Audit Committee

The audit committee currently consists of Professor Canizares and Messrs. Corcoran (Chairman) and Simon. This committee met 25 times during 2006. The audit committee is generally responsible for, among other things:

•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

•	overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	pre-approving audit, other audit, audit related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

•	meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the board of directors with respect to such matters;

•	reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

•	reviewing the internal audit function.

The board of directors has determined that all of the members of the audit committee are financially literate and meet the independence requirements mandated by the NYSE listing standards, Section 10A(m)(3) of the Securities and Exchange Act of 1934 and our independence standards.

In addition, the board of directors has determined that Mr. Simon is an ‘‘audit committee financial expert,’’ as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee currently consists of General Shalikashvili and Messrs. Cohen (Chairman), Millard and Washkowitz. This committee, which had 5 meetings during 2006, is responsible for administering our 1997 Stock Option Plan for Key Employees, our 1998 Directors Stock Option Plan for Non-Employee Directors and our 1999 Long Term Performance Plan.

This committee is also responsible for, among other functions:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer compensation;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the board of directors), determining and approving the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

•	reviewing and making recommendations to the board of directors with respect to non-Chief Executive Officer compensation, L-3’s incentive compensation and equity-based plans that are subject to the approval of the board of directors, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and discussing the compensation, discussion and analysis section contained in this proxy; and

•	reviewing and approving all equity compensation plans of L-3 that are not otherwise subject to the approval of L-3’s shareholders.

In fulfilling its responsibilities, the committee can delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see ‘‘Compensation Discussion and Analysis’’ and ‘‘Compensation of Directors’’ beginning on pages 19 and 37, respectively.

The board of directors has determined that all of the members of the compensation committee meet the independence requirements mandated by the NYSE listing standards, the rules of the SEC and, other than with respect to Mr. Millard, the Internal Revenue Service, in each case as they are applicable to serving on the compensation committee, and our standards of independence.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee currently consists of General Shalikashvili and Messrs. Simon, Washkowitz (Chairman) and White. This committee, which met 3 times during 2006, monitors corporate governance policies and procedures and serves as the nominating committee for the board of directors.

The primary functions performed by this committee include, among other responsibilities:

•	developing, recommending and monitoring corporate governance policies and procedures for L-3 and the board of directors;

•	recommending to the board of directors criteria for the selection of new directors;

•	identifying and recommending to the board of directors individuals to be nominated as directors;

•	evaluating candidates recommended by shareholders in a timely manner;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing the evaluation of the board of directors and management; and

•	overseeing and approving the management continuity planning process.

The nominating/corporate governance committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In identifying candidates for membership on the board of directors, the nominating/corporate governance committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the board of directors and (2) all other factors it considers appropriate. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the nominating/corporate governance committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s election.

The nominating/corporate governance committee will review all candidates in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under ‘‘Stockholder Proposals and Nominations’’ on page 13 of this proxy statement.

The board of directors has determined that all of the members of the nominating/corporate governance committee meet the independence requirements mandated by the applicable NYSE listing standards applicable to serving on the nominating/corporate governance committee and our standards of independence.

Committee Charters and Corporate Governance Guidelines

The board of directors has adopted a charter for each of the audit, nominating/corporate governance and compensation committees and corporate governance guidelines that address the make-up and functioning of the board of directors. You can find links to these materials on our Web site at: http://www.L-3com.com. A copy of such materials may also be obtained without charge upon request from our Corporate Secretary.

Code of Ethics and Business Conduct

The board of directors has adopted a code of ethics and business conduct that applies to all of our employees, officers and directors. You can obtain a copy of this code without charge upon request from our Corporate Secretary. You can also find a link to such code on our Web site at http://www.L-3com.com. In accordance with, and to the extent required by, the rules and regulations of the Securities and Exchange Commission, we intend to post on our Web site waivers or implied waivers (as such terms are defined in Item 5.05 of Form 8-K of the Securities and Exchange Act of 1934) and amendments of the code of ethics and business conduct that apply to any of our directors, executive officers, including our principal executive officer and principal financial officer, principal accounting officer, controller or other persons performing similar functions.

Stockholder Communications with Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the chair of any of the executive, audit, nominating/corporate governance and compensation committees, or to the non-management directors as a group, may do so either by email that can be accessed through our Web site or by addressing such communications or concerns to the Corporate Secretary of L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder desiring to submit a proposal to be presented for consideration in our 2008 proxy statement must submit such proposal, including proposals with respect to recommending director candidates, to us no later than the close of business on November 28, 2007. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the common stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held. Any stockholder who wishes to present a proposal at our 2008 Annual Meeting, outside the processes of Rule 14a-8 of the Exchange Act, must submit such proposal to us no later than the close of business on February 11, 2008. All proposals should be sent by Certified Mail — Return Receipt Requested to the attention of the Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Stockholders may recommend director candidates for consideration by the nominating/corporate governance committee. Such notice must include the name, address, and class and number of shares owned by the shareholder making such recommendation; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee’s consent to be elected and to serve. L-3 may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

The notice must be delivered to the Corporate Secretary, who will forward the notice to the nominating/corporate governance committee for consideration.

EXECUTIVE AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under ‘‘Class I — Nominee for Term Expiring in 2008’’, and certain of our other officers.

Name	Age	Principal Occupation and Other Information
Jimmie V. Adams	70	Senior Vice President — Washington, D.C. Operations. He became a Senior Vice President in August 2006. General Jimmie V. Adams (U.S.A.F.-ret.) joined us in May 1997. From April 1996 until April 1997, he was Vice President of Lockheed Martin’s Washington Operations for the C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he had held the same position at Loral since 1993. Before joining Loral in 1993, he was Commander in Chief, Pacific Air Forces, Hickam Air Force Base, Hawaii, capping a 35-year career with the U.S. Air Force. He was also Deputy Chief of Staff for plans and operation for U.S. Air Force headquarters and Vice Commander of Headquarters Tactical Air Command and Vice Commander in Chief of the U.S. Air Forces Atlantic at Langley Air Force Base. He is a command pilot with more than 141 combat missions.
David T. Butler III	50	Senior Vice President — Business Operations. Mr. Butler became a Senior Vice President in February 2007. He had been the Vice President of Mergers, Acquisitions and Corporate Strategy since December 2000. He joined us in 1997 as our corporate Director of Planning and Strategic Development. Prior to joining us, Mr. Butler held a number of financial positions with Loral and Lockheed Martin. Mr. Butler is a graduate of Villanova University.
Curtis Brunson	59	Senior Vice President — Corporate Strategy and Development. Mr. Brunson became a Senior Vice President in February 2007 and is responsible for L-3’s corporate growth initiatives, including customer relationships, technical development and business development. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was general manager. That division became part of L-3 Communications during its formation in 1997, with Mr. Brunson becoming president at that time. Mr. Brunson holds a Bachelor of Science Degree in Computer Science from the New York Institute of Technology and a Masters of Science Degree in Computer Science from Polytechnic Institute in Brooklyn, New York.

Name	Age	Principal Occupation and Other Information
Christopher C. Cambria	48	Senior Vice President and Senior Counsel, Mergers and Acquisitions. Mr. Cambria became a Senior Vice President in March 2001. He was Senior Vice President, Secretary and General Counsel from March 2001 to December 2006. He joined us in June 1997 as Vice President — General Counsel and Secretary. From 1994 until joining us, Mr. Cambria was an associate with Fried, Frank, Harris, Shriver & Jacobson. From 1986 until 1993, he was an associate with Cravath, Swaine & Moore.
Robert W. Drewes	64	Senior Vice President and President of the L-3 Integrated Systems Group. He became a Senior Vice President in August 2006. Mr. Drewes became a Vice President in March 2002 upon our acquisition of the Integrated Systems business from Raytheon Company. Mr. Drewes became President of the Integrated Systems business in May 2001. Prior to joining Integrated Systems, Mr. Drewes was the Vice President of Productivity for Raytheon Company. Mr. Drewes joined Raytheon Company in November 1997 after completing 33 years of distinguished service in the U.S. Air Force with the rank of Major General.
James W. Dunn	63	Senior Vice President and President of the Sensors and Simulation Group. Mr. Dunn became a Senior Vice President in January 2004. He joined us in June 2000 as President of our Link Simulation and Training division. Prior to joining us, from April 1996, when Loral Corporation was acquired by Lockheed Martin, until May 2000, Mr. Dunn served as president of several Lockheed Martin business units, including the Tactical Defense Systems Group, the Defense Systems Group, Fairchild Systems and the NESS Eagan, Akron and Archibald divisions. Prior to that, Mr. Dunn was with the Loral Corporation, which he joined in 1978, and held a series of management positions there during his 18-year tenure, including President of Loral Fairchild Systems, Senior Vice President of Engineering and Senior Vice President of Program Management. Mr. Dunn has a Bachelor’s and Master’s Degree in Electrical Engineering and a Master’s Degree in Business Administration.

Name	Age	Principal Occupation and Other Information
Kathleen E. Karelis	46	Senior Vice President, General Counsel and Corporate Secretary. Ms. Karelis joined L-3 in December 2006 as a Senior Vice President, General Counsel and Corporate Secretary. In private practice, Ms. Karelis was a Senior Partner at the law firm of Jenner & Block and, prior to that, she was a Partner at Miller & Chevalier. She has represented L-3 and many other government contractors in the full range of issues faced by leaders in the defense and aerospace community. She received a Juris Doctorate, cum laude, from the University of Miami School of Law, where she was the Managing Editor of the University of Miami Law Review and a member of the Order of the Coif. Ms. Karelis also holds a Bachelor’s Degree in Business Administration and a Master’s Degree in Contract and Acquisition Management.
Robert W. RisCassi	71	Senior Vice President. He became a Senior Vice President in August 2006. General Robert W. RisCassi (U.S. Army-ret.) joined us in April 1997. From April 1996 until April 1997, he was Vice President of Land Systems for Lockheed Martin’s C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he had held the same position for Loral since 1993. He joined Loral in 1993 after retiring as U.S. Army Commander in Chief, United Nations Command/Korea. His 35-year military career included posts as Army Vice Chief of Staff; Director, Joint Staff, Joint Chiefs of Staff; Deputy Chief of Staff for Operations and Plans; and Commander of the Combined Arms Center.
Charles J. Schafer	59	Senior Vice President and President of the Products Group. Mr. Schafer became a Senior Vice President in April 2002. Mr. Schafer was appointed President of the Products Group in September 1999. He joined us in August 1998 as Vice President — Business Operations. Prior to August 1998, he was President of Lockheed Martin’s Tactical Defense Systems Division, a position he also held at Loral since September 1994. Prior to the April 1996 acquisition of Loral, Mr. Schafer held various executive positions with Loral, which he joined in 1984.
Carl E. Vuono	72	Senior Vice President and President of the L-3 Services Group. General (retired) Vuono became a Senior Vice President in August 2006. He joined L-3 when we acquired MPRI in June of 2000. General Vuono came to MPRI and L-3 after a distinguished military career during which he served at all levels of command. His service to the nation culminated in his appointment as the 31st Chief of Staff of the U.S. Army and, in that capacity, he was the architect of the trained and ready Army and led the Army in combat operations in Panama and in Desert Storm.

Name	Age	Principal Occupation and Other Information
Ralph G. D’Ambrosio	39	Vice President, Chief Financial Officer and Principal Accounting Officer. Mr. D’Ambrosio became Chief Financial Officer in January 2007. From March 2005 until January 2007, he was our Vice President — Finance and Principal Accounting Officer. He became a Vice President in July 2001 and was our Controller from August 2000 until March 11, 2005. He joined us in August 1997 and was our Assistant Controller until July 2000. Prior to joining us, he was a senior manager at Coopers & Lybrand LLP, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s Degree, summa cum laude, in Business Administration from Iona College and a Master’s Degree, with honors, in Business Administration from the Stern School of Business at New York University. Mr. D’Ambrosio is also a Certified Public Accountant.
Stephen M. Souza	54	Vice President and Treasurer. Mr. Souza joined us in August 2001. Prior to joining us he was the Treasurer of ASARCO Inc. from 1999 to August 2001 and Assistant Treasurer from 1992 to 1999. Mr. Souza was a Principal at The Transportation Group Ltd., a private investment banking firm from 1989 to 1991, and from 1977 to 1989 he held a number of financial positions at Trans World Airlines, Inc., including Vice President and Assistant Treasurer. Mr. Souza holds a Bachelor’s Degree in Economics from Brown University and a Master’s Degree in Business Administration from Columbia University, where he was a member of Beta Gamma Sigma.

Security Ownership of Certain Beneficial Owners

As of March 16, 2007, there were 125,213,695 shares of our common stock outstanding. We know of no person who, as of March 16, 2007, beneficially owned more than five percent of the common stock, except as set forth below.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Clearbridge Advisors, LLC Clearbridge Asset Management, Inc. Smith Barney Fund Management LLC 399 Park Avenue New York, New York 10022	14,485,857	11.6%

(1)	These beneficial owners filed a Schedule 13G with the SEC on February 8, 2007, in which the group reported that it had shared dispositive power over 14,485,857 shares of common stock and shared voting power over 12,859,674 shares of common stock.

Security Ownership of Management

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 16, 2007.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Shares of Common Stock Outstanding(2)
Directors and Named Executive Officers
Michael T. Strianese	190,862	—
Carl E. Vuono	92,097	—
Robert W. Drewes	25,484	—
James W. Dunn	61,669	—
Claude R. Canizares(3)	5,934	—
Peter A. Cohen(3)(4)	99,039	—
Thomas A. Corcoran(3)	24,764	—
Robert B. Millard(3)(5)	194,608	—
John M. Shalikashvili(3)	6,970	—
Arthur L. Simon(3)	26,662	—
Alan H. Washkowitz(3)(6)	227,813	—
John P. White(3)	3,113	—
Directors and Executive Officers as a Group (20 persons)(7)	1,331,443	1.1%

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. The shares of our common stock beneficially owned include, in addition to any shares owned directly, the number of shares (i) issuable under employee stock options and exercisable within 60 days of March 16, 2007 and (ii) allocated to the accounts of executive officers under our savings and stock purchase plans. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Strianese, 189,334 shares; Mr. Vuono, 91,084 shares; Mr. Drewes, 23,333 shares; and Mr. Dunn, 61,584 shares, and (ii) the following represent shares allocated under our savings and stock purchase plans to the accounts of: Mr. Strianese, 1,528 shares; Mr. Vuono, 613 shares; Mr. Drewes, 2,151 shares; and Mr. Dunn, 85 shares.

(2)	Share ownership does not exceed one percent of the class unless otherwise indicated. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at March 16, 2007.

(3)	Includes the following number of shares issuable and exercisable under director stock options within 60 days of March 16, 2007: Mr. Corcoran, 23,501 shares; Mr. Simon, 20,501 shares; Messrs. Millard and Washkowitz, 17,501 shares each; General Shalikashvili, 6,501 shares; Professor Canizares, 5,001 shares; Mr. White, 2,501 shares; and Mr. Cohen, 834 shares.

(4)	Includes 87,500 shares held by Ramius Securities, LLC. Mr. Cohen is a managing member of C4S & Co., LLC, which is the managing member of Ramius Capital Group, LLC, the parent company of Ramius Securities, LLC. Mr. Cohen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes 98,140 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

(6)	Includes 96,324 shares in trust, for the benefit of Mr. Washkowitz’s children, for which Mr. Washkowitz and his wife are co-trustees and as to which Mr. Washkowitz disclaims beneficial ownership.

(7)	Includes 788,909 shares issuable under employee stock options and exercisable under employee stock options within 60 days of March 16, 2007, and 21,072 shares allocated to the accounts of executive officers under our savings and stock purchase plans.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of L-3’s Executive Compensation Practices

L-3’s executive compensation program is administered by the Compensation Committee of the Board of Directors, or referred to in this section as the ‘‘Committee.’’ The Committee is responsible for, among other functions: (1) reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives; (2) reviewing and making recommendations to the board of directors with respect to the compensation of other executive officers, along with L-3’s incentive-compensation and equity-based plans that are subject to the approval of the board of directors, and overseeing the activities of the individuals responsible for administering those plans; (3) reviewing and approving all equity compensation plans of L-3 that are not otherwise subject to the approval of L-3’s shareholders; and (4) either as a committee or together with other independent directors, determining and approving the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluations. The Compensation Committee charter can be found on L-3’s Web site, http://www.L-3com.com under the ‘‘Investor Relations’’ tab.

The Committee also has the sole authority to select and/or retain outside counsel, compensation and benefits consultants, or any other consultants to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee periodically retains an independent consulting firm to assist in the evaluation of L-3’s executive compensation program. Mercer Human Resource Consulting, or Mercer, currently advises the Committee on a variety of issues, including compensation strategy, market benchmarking, executive pay trends and developments, and the review of L-3’s incentive compensation plans and potential design modifications.

Objectives of Executive Compensation Program

L-3 is one of the largest aerospace and defense contractors in the United States. Our executive compensation program is designed to drive L-3’s mission, which is to maximize shareholder value while meeting our needs and the needs of our employees. The specific objectives of our executive compensation program include the following:

•	Alignment — To align the interests of executives and shareholders through equity-based compensation awards;

•	Retention — To attract, retain and motivate highly qualified, high performing executives to lead our continued growth and success. Many of our executives are often presented with other professional opportunities, and we offer a variety of compensation components in order to compete to retain our executives’ services. L-3 provides fair and competitive pay relative to comparably-sized organizations as well as other companies L-3 desires to emulate in order to be competitive in our industry; and

•	Performance — To provide rewards commensurate with performance by emphasizing variable compensation that is dependent upon the executive’s achievements and L-3’s performance.

In order to achieve these specific objectives, the executive compensation program is guided by the following core principles:

•	Rewards under annual and long-term incentive plans are based upon L-3’s short-term and longer-term financial results and increasing shareholder value;

•	Senior executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for L-3 to achieve its goals, objectives and overall financial success;

•	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience, taking into account the desired pay relationships within the executive team; and

•	Our executive compensation program places a strong emphasis on performance-based variable pay to ensure a high pay-for-performance culture. Annual performance of L-3 and the executive are taken into account in determining annual bonuses which ensures a high pay-for-performance culture.

Compensation Components

L-3 compensates senior executives through a variety of components, including base salary, annual incentives, long-term incentives, and benefits and perquisites, in order to provide its employees with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual performance and market practice. The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon their level of responsibility, experience, individual performance and contributions to our overall success. Competitive base salaries, in conjunction with other pay components, enable L-3 to attract and retain highly talented executives. The Committee typically sets base salaries for our senior executives at the median of market levels. However, base salaries will vary in practice based upon an individual’s varying levels of responsibility, prior experience, breadth of knowledge and performance over time. Executives are eligible for annual merit increases based on a review of the individual’s performance and adjustments for changes in job responsibilities.

Annual Incentives

Executive bonuses are a variable performance-based component of compensation. The primary objective of annual incentives is to reward executives for achieving individual goals and to align a meaningful portion of total pay opportunities for executives and other key employees to the attainment of L-3’s short-term performance goals. Annual incentive awards are also used as a means to recognize the contribution of our executive officers to our overall financial, operational and strategic success. Although the Committee has not established formal targets, the Committee bases annual bonuses on L-3’s actual results, the executive’s performance and other market factors.

Long-Term Incentives

Executive long-term incentives are a variable performance-based component of compensation provided pursuant to L-3’s Amended and Restated 1999 Long Term Performance Plan. Long-term incentives are intended to align senior executive and shareholder interests by linking a meaningful portion of executive pay to long-term shareholder value creation and financial success over a multi-year period. Long-term incentives are also provided to enhance the retention of executives and other key employees and to facilitate stock ownership by L-3’s senior executives. The compensation committee also considers individual and company performance when determining long-term incentive opportunities.

Health & Welfare and Retirement Benefits

The named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce. Pensions and savings plans help employees, especially long-service employees, save and prepare financially for retirement.

Other Pay Elements

Severance.    L-3 does not have a formal severance program, other than (1) in connection with a change of control and (2) with respect to its Integrated Systems Group, which provides one week of severance for each year of service subject to a 26 week maximum benefit for involuntary termination other than for cause. For a discussion of L-3’s severance program in connection with a change of control, see ‘‘Change of Control Severance Program’’ on pages 35-36 of this proxy statement.

Deferred Compensation.    In order to provide employees with additional savings opportunities, L-3 has a deferred compensation plan that allows certain amounts of salary and bonus to be placed in an unfunded nonqualified account. Deferred compensation also enables L-3 to be competitive in trying to retain employees.

Other Benefits.    In order to retain highly qualified executives, L-3 offers its named executive officers certain perquisites that it believes are consistent with current market practice, including an executive physical and medical plan and supplementary life insurance.

Other Factors Affecting Compensation

Limitations on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers (‘‘covered employees’’) to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The Committee considers the impact of this rule when developing and implementing its executive compensation programs. The Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries and grants of options or restricted stock, may not qualify as performance-based compensation excluded from the limitation on deductibility. Our salary and incentive award deferral plan permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

Accounting Considerations.    L-3 considers the accounting implications of all aspects of its executive compensation program. For example, equity-based long-term incentives currently provided to our senior executives qualify for favorable (i.e., fixed as opposed to variable) accounting treatment under Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payments, (SFAS 123R). However, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting (and tax) treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Process for Setting Executive Compensation

When making pay determinations for named executive officers, the Committee considers a variety of factors including, among others: (1) L-3’s actual performance as compared to pre-established goals, (2) overall company performance and size relative to industry peers, (3) individual executive performance and expected contribution to L-3’s future success, (4) changes in economic conditions and the external marketplace and (5) in the case of named executive officers, other than the President and Chief Executive Officer, the recommendation of Mr. Strianese, L-3’s President and Chief Executive Officer. Ultimately, the Committee uses its judgment when determining precisely how much to pay our named executive officers. The Committee evaluates each named executive officer’s performance during the year against established goals, leadership qualities, business responsibilities, current compensation arrangements and long-term potential to enhance shareholder value. The opinions of outside consultants are also taken into consideration in deciding what salary, bonus, long-term incentives and other benefits and severance to give each executive in order to meet L-3’s objectives stated above.

In developing the pay recommendations and resulting levels for each named executive officer, the Committee’s consultant, Mercer, presents peer group pay practices and other relevant benchmarks to the Committee and management. The Chief Executive Officer develops pay recommendations for his executive team, which are discussed and, as appropriate, approved by the Committee. The Committee establishes the compensation package for the President and Chief Executive Officer by taking into account, among other things, the advice of Mercer.

In setting total compensation, a consistent approach is generally applied for all of L-3’s executive officers. Exceptions to our policies are made, as appropriate, to address critical business and personal needs.

Factors Considered

In administering the compensation program for senior executives, including named executive officers, the Committee considers the following:

•	Cash versus non-cash compensation. The pay elements are cash-based except for the long-term incentive program, which is equity-based. In 2006, the long-term incentive program for the named executive officers consisted entirely of stock option awards that vest in equal installments over a three-year period;

•	Prior year’s compensation. The Committee considers the prior year’s bonuses and long-term incentive awards when approving bonus payouts or equity grants;

•	Adjustments to Compensation. On an annual basis, and in connection with setting executive compensation packages, the Committee reviews L-3’s operating income growth, earnings before interest, taxes, depreciation and amortization growth, earnings per share growth, cash flow growth, operating margin, operating income return on average equity, revenue growth, and total shareholder return performance. In addition, the Committee considers peer group pay practices, as discussed below, emerging market trends and other factors. No specific weighting is assigned to these factors, nor are particular targets set for any particular factor. Total compensation from year to year can vary significantly based on our and the individual executive’s performance; and

•	Application of discretion. It is our policy and practice to use discretion in determining the appropriate compensation levels considering performance.

As discussed above, the Committee also considers certain market benchmarks in determining how to appropriately compensate L-3’s executives. The Committee sets pay for the named executive officers and other executives, by element and in the aggregate, considering, among other factors, market pay levels. For these purposes, pay is reviewed among a comparison group of leading aerospace and defense companies (‘‘peer group’’) that have global operations, a diversified business, and annual sales and market capitalizations comparable to L-3. The peer group information is developed for the Committee by Mercer.

For 2006, the Committee used a peer group that consisted of the following companies:

Alliant Techsystems Inc.
Boeing Company (The)
General Dynamics Corporation
Goodrich Corporation
Harris Corporation
Honeywell International Inc.
ITT Industries Inc.

Lockheed Martin Corporation
Northrop Grumman Corporation
Precision Castparts Corp.
Raytheon Company
Rockwell Collins, Inc.
Sequa Corporation
United Technologies Corporation

In 2006, in connection with establishing the compensation package for the named executive officers, the Committee, with the assistance of Mercer, benchmarked base salary, total cash compensation (base salary plus annual incentives) and total direct compensation (total cash compensation plus the present value of long-term incentives) against L-3’s peer group.

Employment Agreements

Mr. Lanza.    We entered into an employment agreement effective on April 30, 1997 with Mr. Lanza, our former Chairman and Chief Executive Officer. The employment agreement provided for an initial term of five years, which would automatically renew for one-year periods thereafter, unless he gave notice of his intent to terminate at least 90 days prior to the expiration of the term.

Mr. Lanza’s employment agreement was renewed in April 2005. On June 6, 2006, Mr. Lanza passed away. Upon his death, all of our obligations to make any further payments to Mr. Lanza terminated, other than with respect to any unpaid base salary.

Mr. Vuono.    In connection with our acquisition of MPRI, Inc. (MPRI) on June 6, 2000, we entered into a retention agreement in the form of an employment agreement with Mr. Vuono, President of the L-3 Services Group. The employment agreement, as amended and extended on July 1, 2003, provided for a three-year term and expired on June 30, 2006. The employment agreement provided for a minimum base salary of $318,413. The agreement also provided for a long-term deferred incentive award based on the extent to which MPRI’s earnings before interest and taxes (EBIT) exceeded a threshold amount ranging from $12.0 million to $15.5 million for each of the three twelve-month fiscal years ended June 30, 2004, 2005 and 2006. His annual award credit was equal to 10% of the EBIT in excess of the threshold amount. The annual award credit vests at the rate of one-third per year beginning on the first anniversary from the date the award credit was made. In the event of a voluntary termination on or after July 1, 2008, or in the event of a voluntary termination prior to July 1, 2008 with the consent of our President and Chief Executive Officer, or a termination by us other than for cause, or a termination by us due to disability, or termination due to death, any unvested awards will continue to vest according to the original vesting schedule provided the noncompete and nondisclosure covenants are complied with for a period of three years following termination. No additional credits will be made to the account following the termination date.

Mr. Vuono’s agreement also provided for severance upon termination without cause or for good reason equal to one year of salary. The employment agreement provided for confidentiality during employment and at all times thereafter.

For the 12-month period ending June 30, 2006, Mr. Vuono’s annual award credit was $3,953,002, and he earned interest of $732,343 on his incentive award balance during 2006. These amounts are included for Mr. Vuono in the Summary Compensation Table under the column ‘‘Non-Equity Incentive Plan Compensation’’ on page 28 of this proxy statement.

Determination of Executive Compensation

As discussed above, L-3’s executive compensation package emphasizes performance-based annual bonus and long-term incentive award opportunities. As a result, a majority of the named executive officers’ compensation package (sum of base salary, annual bonus and long-term incentive award opportunities) is dependent upon the performance of the named executive and L-3. The following table sets forth the allocation among base salary, annual bonus and long-term incentive awards for 2006 for L-3’s current named executive officers.

Element	CEO(1)	Average of 3 named executive officers
Base salary	24%	28%
Performance-based pay
- Annual bonus	51%	46%
- Long-term incentive (expected value at grant)	25%	26%

(1)	Amounts represent executive compensation for Michael T. Strianese, which includes salary earned by Mr. Strianese before his promotion to Chief Executive Officer. Amounts do not include compensation for Frank C. Lanza, L-3’s former Chairman and Chief Executive Officer, who passed away June 6, 2006.

Base Salary

Salaries are generally set within +/- 15% of peer group median levels. However, individual base salaries may depart from guidelines based on the experience of the particular executive and his or her performance over time. Salaries are reviewed annually with any adjustments made after considering peer group practices for similar positions and individual factors, such as competencies, skills, experience and performance. The Committee generally approves the salaries for executives in March of each year, and these salaries are generally effective in April of each year.

We also give executives promotional salary increases when new roles are assumed. During 2006, Mr. Michael T. Strianese was promoted to President and Chief Executive Officer from Senior Vice President and Chief Financial Officer following the death of Frank C. Lanza, L-3’s former Chairman and Chief Executive Officer. In connection with that promotion Mr. Strianese’s base salary was increased by $450,000 to $1,000,000. Mr. Strianese’s salary was established by the Compensation Committee based, in part, upon the recommendation of Mercer and set below the median (i.e., between the 25th and 50th percentiles) of L-3’s peer group. This salary level was established to provide a meaningful increase to his previous salary to compensate him for his additional responsibilities as Chief Executive Officer.

Performance-Based Incentives

As discussed above, actual annual incentive awards are determined by the Committee taking into account market data and company and individual performance. A description of each incentive plan is presented below.

Annual Incentive Plan.    The Annual Incentive Plan provides all executives, including named executive officers, the opportunity to earn annual cash awards based on the performance of L-3 and the executive. Awards are paid in cash following the year in which they are earned. Awards earned for 2006 were paid in March 2007.

L-3’s financial performance is evaluated within the context of peer group performance. No specific targets are set for the performance measures that the committee reviews annually.

In connection with setting the amounts for 2006 bonuses, the Committee received a detailed analysis of L-3’s one- and three-year financial performance relative to its peer group. For 2006, L-3’s performance was above the median for many of the measures mentioned under ‘‘Adjustments to Compensation’’ on page 22. The approved bonus amounts were set commensurate with these results.

For the 2006 performance year, annual incentive awards given to L-3’s named executive officers were paid in cash.

Long-Term Incentive Program.    The Committee approves all equity awards to employees, including option awards, at in-person or telephonic meetings. Equity awards are generally granted to employees on an annual basis at the first Committee meeting held following the release of our second quarter earnings results or, in the case of certain engineering employees, the first Committee meeting held following the release of our fourth quarter earnings results. It is the Committee’s general policy to grant equity awards either (1) during window periods we establish following periodic announcements of historical earnings results or (2) at Committee meetings held in connection with or following new hires or promotions. The exercise price of any option granted by the Committee is the NYSE closing price on the date that the Committee approves the awards. We do not have a program, plan or practice to grant options to employees in coordination with the release of material nonpublic information.

The 2006 long-term incentive program was similar to prior years and was designed to drive sustained shareholder value creation by linking gains to executives to increases in L-3’s stock price. In 2006, all named executive officers received 100% of their long-term incentive value in stock options. Although no restricted stock or restricted stock units were granted to named executive officers in 2006, restricted stock and restricted stock units may be granted to L-3 executives in the future as a special recognition or to serve as a retention device.

Long-term incentives are valued using a fair market value approach. Stock options are valued using the Black-Scholes method of stock option valuation, and restricted stock and restricted stock units are valued at the date-of-grant value.

In recognition of Mr. Strianese’s increased responsibilities and to ensure a competitive total pay package, the Committee granted him options to purchase 100,000 shares of our common stock in August 2006 in recognition of his service as L-3’s Interim CEO, and granted Mr. Strianese an additional award of options to purchase 100,000 shares of our common stock in November 2006 in connection with his promotion to L-3’s President and Chief Executive Officer.

A description of the long-term incentive vehicles we use is presented below.

Stock Options.    The Committee believes that stock options align the interests of L-3’s executives with those of L-3’s shareholders since options only provide value to executives if the price of L-3 stock increases after the options are granted. Executives, including the named executive officers, receive option grants with the following characteristics:

•	Nonqualified stock options that have an exercise price equal to the closing price of L-3 stock on the date of grant;

•	Generally vest in equal annual increments over a three-year period; and

•	Expire ten years after the date of grant.

Since January 1, 2006, L-3 has accounted for stock options under SFAS 123R. Under SFAS 123R, the grant date fair value, which is calculated based on Black-Sholes, is expensed over the service/vesting period based on the options that are earned. When the executive exercises the stock options, we receive a tax deduction that corresponds to the amount of taxable income to the executive.

Restricted Stock or Restricted Stock Units.     Restricted stock or restricted stock units are used to enhance the overall retentive impact of the executive compensation program. These awards are typically made to recognize increased responsibilities or special contributions, to attract new executives to L-3, to retain executives or to recognize certain other special circumstances. Executives, including the named executive officers, may receive restricted stock unit grants with the following characteristics:

•	Restricted stock units that automatically convert into shares of L-3 stock on the vesting date; and

•	Generally vest three years from the grant date.

The grant date fair value, which is calculated based on the closing price of L-3 stock on the grant date, is generally expensed on a straight line basis over the three-year vesting period.

Other Pay Elements

The named executive officers are eligible to participate in the same benefits and severance benefits offered to other senior executives. The compensation package for named executive officers also includes:

•	Retirement benefits;

•	Deferred compensation–voluntary deferrals by executives of salary and earned incentive awards (stock option gains can not be deferred);

•	Severance and change in control arrangements; and

•	Other benefits.

Retirement Benefits

In order to provide a competitive pay package to attract and retain employees, L-3 provides retirement benefits. Most of L-3’s executive officers are eligible to participate in the L-3 Communications Corporation Pension Plan, a tax-qualified defined benefit plan, and a nonqualified Supplemental Executive Retirement Plan (SERP). Mr. Drewes participates in the L-3 Communications Integrated Systems Retirement Plan and the SERP. Mr. Vuono does not participate in any pension plan. No employee contributions are required in order to participate in the defined benefit plans.

The SERP is designed to provide retirement benefits based on age, service with L-3, base salary and annual incentive payouts. In addition, the SERP provides benefits that make up for benefits not accrued under the traditional pension plan due to certain limits imposed by the Internal Revenue Code. The amount of the retirement benefit is based on the highest base salary plus bonus for five out of the ten most recent years, or 60 months out of the most recent 120 months, depending upon the plan, and years of credited service.

Most of L-3’s executives also participate in a 401(k) plan under which L-3 matches 80% of an employee’s contributions up to 5% of his or her base salary, subject to any limitations imposed by ERISA. For Mr. Drewes, Integrated Systems matches 100% of his contributions up to 4% of his base salary and makes an annual contribution of one-half of one percent of earnings up to $1,100. For Mr. Vuono, MPRI makes a discretionary contribution that can vary from year to year. The 401(k) plan also allows for catch-up employee contributions which are matched at the same percentage as other employee contributions.

The retirement benefits are designed such that the amount a senior executive with 30 years of employment by L-3 would receive equals approximately 45% to 55% of his or her final average pay (base salary and bonus).

For a more detailed discussion of L-3’s retirement plans, see the ‘‘2006 Pension Benefits’’ table and the discussion that follows beginning on page 32 of this proxy statement.

Deferred Compensation

In order to provide employees with additional savings opportunities, which helps in attracting and retaining employees, L-3 has a deferred compensation plan. The plan allows executives an opportunity to defer up to 50% of salary and 100% of annual bonus into an unfunded, non-qualified account. We do not make any contribution to any executive’s account. Deferred amounts receive interest at the prime rate.

Severance and Change of Control Arrangements

L-3 does not have a formal plan that provides severance in situations other than in connection with a change in control.

In order to preserve the morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, we provide a bridge to future employment in the event an executive’s job is eliminated as a consequence of a change in control. L-3’s Change of Control Severance Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents without undue concern over whether the transactions may jeopardize the executive’s own employment. The plan provides a lump sum payment and benefits continuation as a result of an involuntary termination without cause or for good reason during the two years following a change in control, plus protection for pre-change in control terminations that occur at the request of an acquirer or otherwise in anticipation of a change in control.

For all named executive officers, if the Change of Control severance payment, when aggregated with all other Change of Control payments, would subject the named executive officer to an excise tax under Section 280G of the Code (and similar state and local provisions), then the severance payment will be reduced to the highest amount for which no excise tax would be due, only if the reduced amount is greater than the unreduced amount net of the excise tax.

For a discussion of amounts that would be realized by L-3’s named executive officers upon a Change of Control, see ‘‘Potential Payments on Change of Control’’ on pages 36-37.

Other Benefits

In order to facilitate the attraction and retention of highly qualified executives, we provide senior executives, including named executive officers, with certain other benefits that we believe are consistent with current market practices. In 2006, the named executive officers were eligible to receive the following other benefits:

•	Executive physical;

•	Supplemental Life Insurance — $1 million whole life or $2 million term — up to a $22,500 maximum annual premium; and

•	Executive Medical Plan that reimburses up to $10,000 for costs not covered under the group plan.

In addition, for security purposes, Mr. Strianese is provided with a company car and chauffeur and has access to L-3’s corporate aircraft for personal use. Mr. Strianese is required to reimburse L-3 for any incremental cost incurred by L-3 in connection with his personal use of L-3’s corporate aircraft. Mr. Strianese did not use L-3’s corporate aircraft for personal use during 2006.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to L-3’s board of directors that the Compensation Discussion and Analysis be included in L-3’s proxy statement filed in connection with the Annual Meeting.

During 2006, Peter A. Cohen (Chairman), Robert B. Millard, John M. Shalikashvili and Alan H. Washkowitz served as members of the Compensation Committee.

Peter A. Cohen (Chairman) Robert B. Millard John M. Shalikashvili Alan H. Washkowitz

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our former Chief Executive Officer, our current President and Chief Executive Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2006, collectively referred to herein as the named executive officers, for services rendered to us during 2006. During all of 2006, Michael T. Strianese served as the principal financial officer at L-3.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value ($)	All Other Compensation(2) ($)	Total ($)
Michael T. Strianese (President and Chief Executive Officer and Director)(3)(4)	2006	775,192	1,650,000	829,728	—		355,963	83,067	3,693,950
Frank C. Lanza (former Chairman and Chief Executive Officer)(3)(4)	2006	461,346	—	1,040,435	—		162,746	1,645,032	3,309,559
Carl E. Vuono (Senior Vice President and President of the L-3 Services Group)	2006	351,052	600,000	275,828	4,685,345	(5)	—	72,948	5,985,173
Robert W. Drewes (Senior Vice President and President of the L-3 Integrated Systems Group)	2006	450,000	825,000	425,973	—		373,798	66,368	2,141,139
James W. Dunn (Senior Vice President and President of the Sensors and Simulation Group)	2006	429,000	575,000	421,599	—		178,925	89,805	1,694,329

(1)	Represents the equity compensation expense calculated in accordance with SFAS 123R, which includes compensation costs recognized in 2006 for awards granted in 2006 and prior years. See Note 15 to the consolidated financial statements included in L-3’s 2006 Annual Report on Form 10-K for a discussion of the weighted average assumptions used for awards granted in 2006. Equity compensation expense excludes the charge we recorded in the 2006 second quarter in connection with our voluntary review of our historical stock-based compensation award practices. See Note 3 to the consolidated financial statements included in L-3’s 2006 Annual Report on Form 10-K for a discussion of this charge.

(2)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above.

Name	Matching Contribution to Employee Savings Plan ($)	Supplemental Life Insurance(a) ($)	Medical/ Insurance Benefits(b) ($)	Car Service ($)	Section 409(a) Payments(c) ($)	Other ($)		Total ($)
Michael T. Strianese	12,800	14,983	12,724	24,202	17,500	858	(d)	83,067
Frank C. Lanza	—	3,955	10,523	17,287	811,536	801,731	(e)	1,645,032
Carl E. Vuono	6,600	21,761	7,927	—	36,660	—		72,948
Robert W. Drewes	3,462	22,968	28,894	—	—	11,044	(f)	66,368
James W. Dunn	12,800	27,648	21,131	—	26,601	1,625	(d)	89,805

(a)	Includes executive and group term life insurance.

(b)	Includes payments of medical premiums and reimbursement of medical claims.

(c)	In June 2006, L-3 voluntarily initiated a review of its historical stock-based compensation award practices and related accounting treatment. Based on the review’s findings, L-3 recorded a charge of $39.2 million in the 2006 second quarter. The charge includes $8.1 million related to amounts that would be considered deferred compensation under Section 409(a) of the Internal Revenue Code (Code). The amounts in this column represent payments made, or expected to be made, by L-3 to (1) Messrs. Strianese, Vuono, and Dunn in connection with amendments made to prior stock option grants as discussed on page 30 and (2) Mr. Lanza for incremental income taxes he incurred with respect to certain stock options that were exercised in 2006. With respect to Messrs. Strianese, Vuono, and Dunn, these payments were made in January 2007. With respect to Mr. Lanza, these payments are expected to be made in 2007. See the narrative description to the 2006 Grants of Plan-Based Awards table on page 30 of this proxy statement and Note 3 to the consolidated financial statements included in L-3’s 2006 Annual Report on Form 10-K for a more complete discussion of the 2006 second quarter charge and the stock option amendments.

(d)	Represents reimbursement for parking.

(e)	Represents payment for accumulated vacation time.

(f)	Primarily represents personal tax consulting fees.

(3)	On June 9, 2006, following the death on June 6, 2006 of Mr. Lanza, L-3’s former Chairman and Chief Executive Officer, Mr. Strianese was elected Interim Chief Executive Officer. Mr. Strianese was subsequently elected President and Chief Executive Officer of L-3 on October 23, 2006. Prior to June 9, 2006, Mr. Strianese served as L-3’s Senior Vice President, Chief Financial Officer and Corporate Ethics Officer. Mr. Strianese retained his title as Chief Financial Officer until January 18, 2007, when Ralph G. D’Ambrosio was named as L-3’s Chief Financial Officer. Mr. Strianese also retained his title as Corporate Ethics Officer until February 27, 2007, when Fred Piccirillo was appointed as L-3’s Corporate Ethics Officer.

(4)	In connection with Mr. Strianese’s promotion to President and Chief Executive Officer, his base salary was increased from $550,000 per year to $1,000,000 per year. Mr. Lanza’s salary is based on his Employment Agreement, which is disclosed in the ‘‘Compensation Discussion and Analysis — Employment Agreements’’ section of this proxy statement on pages 22-23.

(5)	As described in ‘‘Compensation Discussion and Analysis — Employment Agreements’’ on page 23, we entered into a retention agreement in the form of an employment agreement with Mr. Vuono in connection with our acquisition of MPRI in June of 2000. Among other items, the employment agreement provided for a long-term deferred incentive award plan. Mr. Vuono’s Non-Equity Incentive Plan Compensation includes $732,343 for interest income earned in 2006 on his deferred incentive plan compensation balance.

2006 Grants of Plan-Based Awards

The following table provides information on stock options granted in 2006 to each of our named executive officers.

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Option Awards ($)
Michael T. Strianese	8/2/2006		100,000		72.20		1,888,000
	11/6/2006		100,000		80.39		2,201,000
	12/19/2006	(1)	50,000	(1)	35.95	(1)	—	(1)
Frank C. Lanza	—		—		—		—
Carl E. Vuono	8/2/2006		15,000		72.20		283,200
	12/19/2006	(1)	4,000	(1)	62.91	(1)	9,120	(1)
Robert W. Drewes	8/2/2006		20,000		72.20		377,600
James W. Dunn	8/2/2006		20,000		72.20		377,600
	12/19/2006	(1)	6,667	(1)	49.10	(1)	5,267	(1)

(1)	In June 2006, L-3 voluntarily initiated a review of its historical stock-based compensation award practices and related accounting treatment. Based on the review’s findings, L-3 recorded a charge of $39.2 million in the 2006 second quarter. The charge includes $8.1 million related to amounts that would be considered deferred compensation under Section 409(a) of the Code. Amendments were made on December 19, 2006 to prior stock option grants to avoid adverse tax consequences under Section 409(a) of the Code for affected employees. As discussed below, on December 19, 2006, L-3 amended certain prior stock option grants in connection with a tender offer filed by L-3 with the SEC to increase the exercise price of certain stock options that were originally issued with an exercise price below fair market value on the grant date. The amended exercise price represents the NYSE closing price on the date the letters were sent to employees notifying them of their stock option awards (measurement date). The measurement dates were March 6, 2003 for Mr. Strianese, April 12, 2002 for Mr. Vuono and August 15, 2003 for Mr. Dunn. The fair market value of each modified stock option award represents the incremental fair market value of the modified stock option grant computed in accordance with SFAS 123R as of December 19, 2006. For a more complete discussion, see Note 3 to the consolidated financial statements included in L-3’s 2006 Annual Report on Form 10-K.

Option awards are generally granted to the named executive officers on an annual basis at the first Compensation Committee meeting held following the release of L-3’s second quarter earnings results (August 2nd in 2006). However, in connection with each of his formal promotions to (1) Interim CEO in August 2006 and (2) President and Chief Executive Officer in November 2006, Mr. Strianese received an additional award of 100,000 options. Other than with respect to the December 19, 2006 grant, which is discussed in footnote 1 to the 2006 Grants of Plan-Based Awards Table, the exercise price of the option awards in the table above is the NYSE closing price on the date that the compensation committee approved the awards. All option awards vest in equal annual increments over a three-year period and expire ten years after the date of the grant. There were no performance or market condition requirements included in the terms of the option awards to the named executive officers.

In June 2006, L-3 voluntarily initiated a review of its historical stock-based compensation award practices and related accounting treatment. Based on the review’s findings, L-3 recorded a charge of $39.2 million in the 2006 second quarter. The charge includes $8.1 million related to amounts that would be considered deferred compensation under Section 409(a) of the Code. On November 20, 2006, we filed an Offer to Amend Certain Options under the Tender Offer rules of the Exchange Act for employees, including certain of the named executive officers, to increase the exercise price of outstanding stock options that were issued with an exercise price below fair market value on the date of grant and that vested after December 31, 2004. For the named executive officers who were eligible to participate in and accepted the tender offer, L-3 modified the outstanding stock options covered by the tender offer on December 19, 2006. We expect that this modification will allow the participating named executive officers to avoid adverse tax consequences by increasing the exercise price to the fair market value of the L-3 Holdings stock on the deemed grant date. L-3 paid the employees, including the participating named executive officers, the difference in exercise prices in cash during 2007.

Outstanding Equity Awards at Fiscal Year End 2006

The following table provides information with respect to holdings of stock options by the named executive officers at December 31, 2006. At December 31, 2006, no restricted shares or units of stock have been granted to the named executive officers.

	Option Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Michael T. Strianese	1/19/1999	25,000		—	20.25	1/19/2009
	10/25/1999	2,000		—	18.75	10/25/2009
	11/15/2001	54,000		—	39.70	11/15/2011
	3/4/2003	25,000		—	35.60	3/4/2013
	3/4/2003	50,000		—	35.95	3/4/2013
	11/10/2004	26,667		13,333	68.16	11/10/2014
	7/12/2005	6,667		13,333	74.94	7/12/2015
	8/2/2006	—		100,000	72.20	8/2/2016
	11/6/2006	—		100,000	80.39	11/6/2016
Frank C. Lanza	7/12/2005	100,000	(2)	—	74.94	6/6/2007
Carl E. Vuono	7/31/2000	40,000		—	29.00	7/31/2010
	7/12/2001	12,000		—	34.00	7/12/2011
	3/25/2002	8,000		—	53.75	3/25/2012
	3/25/2002	4,000		—	62.91	3/25/2012
	11/14/2003	20,000		—	45.80	11/14/2013
	7/12/2005	7,084		14,166	74.94	7/12/2015
	8/2/2006	—		15,000	72.20	8/2/2016
Robert W. Drewes	4/20/2004	6,666		6,667	59.73	4/20/2014
	10/10/2005	10,000		20,000	78.60	10/10/2015
	8/2/2006	—		20,000	72.20	8/2/2016
James W. Dunn	7/1/2003	6,667		—	49.10	7/21/2013
	11/14/2003	45,333		—	45.80	11/14/2013
	7/12/2005	9,584		19,166	74.94	7/12/2015
	8/2/2006	—		20,000	72.20	8/2/2016

(1)	All options vest in equal, annual increments over a three-year period starting with the grant date.

(2)	These options were held by the estate of Mr. Lanza at December 31, 2006 and were exercised by his estate in March 2007.

2006 Option Exercises and Stock Vested

The following table provides information regarding the amounts received by our named executive officers upon the exercise of options during the year ended December 31, 2006.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael T. Strianese	—	—
Frank C. Lanza(1)	2,003,572	123,530,618
Carl E. Vuono	—	—
Robert W. Drewes	—	—
James W. Dunn	—	—

(1)	Includes option exercised by Frank C. Lanza prior to his death on June 6, 2006 and options subsequently exercised by his estate during the remainder of 2006.

2006 Pension Benefits

The following table provides information regarding the pension benefits for our named executive officers under L-3’s qualified and supplemental plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Michael T. Strianese	L-3 Communications Corporation Pension Plan	16.00	(2)	259,236	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	16.00	(2)	948,729	—
Frank C. Lanza	L-3 Communications Corporation Pension Plan	9.08		244,153	6,464
	L-3 Communications Corporation Supplemental Executive Retirement Plan	9.08		1,899,717	50,291
Carl E. Vuono(3)	—	—		—	—
Robert W. Drewes	L-3 Integrated Systems Retirement Plan	8.00	(4)	268,690	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan- Integrated Systems	8.00	(4)	977,252	—
James W. Dunn	L-3 Communications Corporation Pension Plan	6.50		174,769	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	6.50		406,023	—

(1)	The present values of the accumulated benefits in the table were determined using the same assumptions that were used for financial reporting as of December 31, 2006, including a 5.75% discount rate and post-retirement mortality in accordance with the RP-2000 Combined Mortality table. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plans, to determine the present value of the accumulated benefits in the table.

(2)	Includes 6 years of service provided by Mr. Strianese as an employee of Loral Corporation and Lockheed Martin Corporation because L-3 assumed the pension benefit obligations relating to all employees transferred from Lockheed Martin Corporation in connection with L-3’s formation in 1997. The years of credited service in excess of actual years of service provided to L-3 resulted in an increase to the present value of accumulated benefits for Mr. Strianese as of November 30, 2006 under the L-3 Communications Corporation Pension Plan and the L-3 Communications Corporation Supplemental Executive Retirement Plan of $103,964 and $380,480, respectively.

(3)	Mr. Vuono does not participate in the L-3 Communications Corporation Pension Plan or the L-3 Communications Corporation Supplemental Executive Retirement Plan.

(4)	Includes 3 years of service provided by Mr. Drewes as an employee of Raytheon Company (Raytheon) because the L-3 Integrated Systems Retirement Plan considers service at Raytheon for all employees transferred in connection with L-3’s acquisition of the Aircraft Integration Systems business in March 2002. The years of credited service in excess of actual years of service provided to L-3 resulted in an increase to the present value of accumulated benefits for Mr. Drewes as of November 30, 2006 under the L-3 Integrated Systems Retirement Plan and the L-3 Communications Corporation Supplemental Executive Retirement Plan — Integrated Systems of $109,155 and $397,009, respectively.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of November 30, 2006. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated using the executive’s final average compensation (salary and bonus) of the five highest years out of the last ten years or the highest 60 months out of the last 120 months that he is employed by L-3, including the year of retirement and years of creditable service under each of the plans as of November 30, 2006.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Qualified Pension Plans

L-3 Communications Corporation Pension Plan

Eligibility	Employees are eligible to participate in the plan after one year of service, and upon attaining 21 years of age.

Vesting	Employees are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Employees are eligible for early retirement benefits after age 55, provided that they have ten years of service.

Earnings	Earnings are defined as base pay and bonus and limited to the IRS earnings limit of $225,000 in 2007.

Final Average Earnings (FAE)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that results in the highest average earnings amount.

Covered Compensation	Covered Compensation is equal to the average of the wage levels at which social security tax is applied for each year during the 35-year period ending in the year the participant reaches social security retirement age.

Benefit Plan Formula	The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (completed months) of accrual service.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period certain options and level income options.

L-3 Integrated Systems Retirement Plan

Eligibility	Employees are eligible to participate in the plan after one year of service, and upon attaining 21 years of age. The benefit structure of the plan in which Mr. Drewes participates was closed to new entrants on March 8, 2002.

Vesting	Employees are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Employees are eligible for early retirement benefits after age 55, with ten years of service.

Monthly Earnings	Monthly Earnings are defined as base pay, lump sum payments in lieu of salary increases, performance-based bonuses and awards for service extension or completion of overseas assignments.

Final Average Earnings (FAE)	FAE is equal to an average of the participant’s Monthly Earnings for the highest 60 consecutive months out of the last 120 months of employment.

Estimated Primary Social Security Benefit	The Estimated Primary Social Security Benefit represents an estimate of the unreduced amount that will be received annually from social security at age 65 or a participant’s age at retirement, if later.

Benefit Plan Formula	The annual pension benefit is equal to the greater of (1) 1.8% for each of the first 20 years of benefit service plus 1.2% for each year of benefit service in excess of 20 years, multiplied by the difference between the FAE and the Estimated Primary Social Security Benefit, or (2) the period of service as a salaried employee multiplied by $492.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, there is no reduction for retirements beginning at age 60 or over.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period certain options and level income options.

Supplemental Plans

The Supplemental Executive Retirement Program (SERP) has the same provisions as the Qualified Pension Plans. However, this plan takes into consideration earnings above the annual IRS earning limit and provides a non-qualified benefit to those participants based on those earnings in excess of the IRS limit or the Section 415 benefit limits.

2006 Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings and balances for our named executive officers under our nonqualified deferred compensation plans.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Michael T. Strianese	—	—	—	—
Frank C. Lanza	—	12,684	401,515	—
Carl E. Vuono	407,763	149,591	417,322	2,089,178
Robert W. Drewes	—	—	—	—
James W. Dunn	—	—	—	—

(1)	The amounts in this column are included in the Summary Compensation Table on page 28.

(2)	Aggregate earnings are based on the prime rate and are not included in the Summary Compensation Table.

(3)	Of the total aggregate balance reported for Mr. Vuono at December 31, 2006, $1,713,244 represents compensation earned for years prior to 2006.

See ‘‘Compensation Discussion and Analysis’’ for a discussion of Deferred Compensation on page 26.

 Change of Control Severance Program

On August 15, 2006, our board of directors approved a Change in Control Program for executive officers, non-executive officers and other corporate employees. The board of directors based its approval on the recommendation of its compensation committee, composed solely of independent directors. The compensation committee’s recommendation was based, in part, on consultations with its independent compensation consultant, Mercer, and was not in anticipation of, or in response to, any particular transaction or process.

Under this program, executive officers, non-executive officers and other corporate employees will be entitled to severance benefits if their employment is terminated in connection with or following a change in control of L-3. The following chart sets forth the material terms of the program with respect to our named executive officers:

Protection Period	Two years following the occurrence of a change in control. In addition, the program will cover terminations that become effective prior to the occurrence of a change in control, if such termination has been effected (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause or termination by the eligible officer or employee for good reason during the protection period.

Severance Benefits	Lump sum payment equal to a multiple of annual salary and three-year average bonus:

•	Chief Executive Officer, Chief Financial Officer and General Counsel — three times

•	Senior Vice Presidents and Chief Operating Officers — two and a half times

Bonus for Year of Change in Control/Termination	Pro rata bonus based on number of months worked in the year of termination and three year average bonus (or actual, if performance is determinable).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits, or cash equal to premiums for the same periods as the severance multiple.

Restrictive Covenants	Elected officers, including named executive officers, will be subject to non-compete and non-solicit covenants for one- year periods following the termination of their employment.

Amendment and Termination of the Plan	Prior to the occurrence of a change in control, the compensation committee may amend or terminate the program at any time upon 90 days written notice

Potential Payments on Change of Control

If a change of control occurred as of December 31, 2006, the amount of compensation payable to each named executive officer upon the change of control is as set forth in the following table:

	Compensation		Benefits and Perquisites
	Severance(1)(2) ($)	Non-Qualified, Unvested and Accelerated Options(3) ($)	Supplemental Plan(4) ($)	Medical Benefits(2)(5) ($)	Life Insurance Premiums(2) ($)	Total ($)
Michael T. Strianese	6,240,000	1,369,793	225,664	55,308	7,206	7,897,971
Carl E. Vuono	2,313,735	240,595	—	42,270	203	2,596,803
Robert W. Drewes	3,445,833	402,207	148,107	60,893	13,523	4,070,563
James W. Dunn	2,750,000	322,695	62,226	65,080	6,005	3,206,006

(1)	The severance amount for each executive officer is a multiple of his base salary and average annual bonus for the three years prior to the year of termination, plus his unpaid bonus for the current year earned through the termination date. In the event that the severance payment, when aggregated with all other change of control payments, would subject the named executive officer to an excise tax under IRS regulations, then the severance payment will be reduced to the highest amount for which no excise tax would be due, only if the reduced amount is greater than the unreduced amount net of the excise tax. The severance amount reported in this table does not include the value of reasonable outplacement services for the executive officer following termination.

(2)	Severance, medical and life insurance premiums benefits are payable only if the named executive officer is involuntarily terminated (other than for cause, death or disability) or voluntarily terminates employment for good reason in anticipation of, or during the two-year period following, the change of control. For purposes of calculating the amount of these benefits, we assumed that such a termination of employment occurred on December 31, 2006.

(3)	The amounts disclosed represent the unamortized SFAS 123R charge with respect to each named executive officers’ unvested stock options as of December 31, 2006. L-3 would be required to recognize the unamortized amount as a charge in its financial statements immediately upon a Change of Control.

(4)	The Supplemental Plan pays benefits in a lump sum upon a Change of Control. The Supplemental Plan pays benefits in an annuity upon voluntary termination, normal retirement, or involuntary not-for-cause termination. ERISA regulations require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in a lump-sum, which results in an enhanced benefit received upon a Change of Control compared to the benefits received in the case of voluntary termination, normal retirement, or involuntary not-for-cause termination. The amounts disclosed represent the enhancement to the normal benefit received upon a Change of Control. The normal Supplemental Plan and Qualified Plan benefit to be received upon voluntary termination, normal retirement, involuntary not-for-cause termination or a Change of Control has been disclosed in the 2006 Pension Benefits table included in this proxy statement on page 32.

(5)	Medical benefits are based on a multiple of the 2006 medical benefits insurance premium plus a $10,000 annual executive reimbursement allowance.

Compensation of Directors

Directors who are also employees of L-3 do not receive compensation for their services as directors. The following table shows non-employee director compensation for 2006 as determined by our board of directors, upon the recommendation of the Compensation Committee.

Annual board retainer	$50,000
Annual audit committee chairperson retainer	$15,000
Annual compensation committee chairperson retainer	$7,500
Annual nominating/corporate governance committee chairperson retainer	$7,500
Search committee chairperson retainer(1)	$100,000
Annual non-employee board chairperson retainer	$50,000
Payment per board meeting attended	$1,500
Payment per audit committee meeting attended	$2,000
Payment per compensation, nominating/corporate governance, executive or search committee meeting attended	$1,500
Payment per telephonic committee meeting attended(2)	$1,000
Annual stock option grant	2,500 shares(3)

(1)	The search committee concluded its activities in connection with the appointment of Mr. Michael T. Strianese as President and Chief Executive Officer on October 23, 2006.

(2)	This includes telephonic board, executive, audit, compensation, nominating/corporate governance and search committee meetings.

(3)	Beginning in 2007, each non-employee director is entitled to receive, on the first business day of each April, options to purchase an amount of our shares resulting in the options having a Black-Scholes value of $90,000 on the grant date. All stock options generally vest in equal annual increments over a three-year period and have an exercise price per share equal to the closing price of our stock on the grant date.

With respect to the compensation described above, each director may elect to receive all such compensation in cash, L-3 stock or a combination thereof.

2006 Director Compensation

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Claude R. Canizares	96,500	38,929	135,429
Peter A. Cohen	85,833	12,206	98,039
Thomas A. Corcoran	160,194	40,320	200,514
Robert B. Millard	110,972	40,320	151,292
John M. Shalikashvili	79,000	40,320	119,320
Arthur L. Simon	99,500	40,320	139,820
Alan H. Washkowitz	85,250	40,320	125,570
John P. White	73,000	30,389	103,389

(1)	Includes fees with respect to which directors elected to receive payment in shares of our common stock, valued at the closing price on the date of the award. The following Directors elected to receive payments with respect to the amounts set forth in the following table in shares of common stock. The fees with respect to which directors elected to receive payment in shares are as follows:

Name	Fees Earned or Paid in Shares
Claude R. Canizares	$17,500
Peter A. Cohen	$39,875
Thomas A. Corcoran	$15,000
Robert B. Millard	$110,972
John M. Shalikashvili	$15,000
Arthur L. Simon	$12,500
Alan H. Washkowitz	$12,500
John P. White	$25,000

(2)	Represents the equity compensation expense calculated in accordance with SFAS 123R, which includes compensation costs recognized in 2006 for awards granted in 2006 and prior years. For 2006, each Director received a grant of 2,500 options on April 25, 2006 with a grant date fair market value for their stock option award of $21.97 per share. See Note 15 to the consolidated financial statements included in L-3’s 2006 Annual Report on Form 10-K for a discussion of the assumptions used to calculate the value of the 2006 director grant.

The following table provides a summary of the aggregate number of stock option awards outstanding for each of our non-employee Directors as of December 31, 2006.

Name	Outstanding Options (vested and unvested)
Claude R. Canizares	7,500
Peter A. Cohen	2,500
Thomas A. Corcoran	26,000
Robert B. Millard	20,000
John M. Shalikashvili	9,000
Arthur L. Simon	23,000
Alan H. Washkowitz	20,000
John P. White	5,000

The board of directors has also established a company stock ownership guideline of three times the annual retainer amount (i.e., $150,000) for each non-employee director. The guideline is currently in effect, but each current or future director has until the later of July 11, 2010 or five years after the date such director is elected to the board of directors to achieve the minimum level of ownership. Directors whose ownership is below or falls below the guideline after that time will receive all retainers and meeting fees in shares of our common stock that cannot be sold until the guideline requirement is satisfied.

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the audit committee are all ‘‘independent’’ in accordance with the NYSE listing standards and the applicable SEC rules and regulations. We have reviewed and discussed with management the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2006, and management’s assessment of, and the independent audit of, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

During 2006, the audit committee fulfilled all of its responsibilities under its charter that was effective during 2006. As part of the Company’s governance practices, the audit committee reviews its charter on an annual basis and, when appropriate, recommends to the board of directors changes to its charter. The board of directors adopted changes to the audit committee charter in February 2007. The revised audit committee charter can be obtained through our Web site at http://www.L-3com.com.

We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the registered public accounting firm their independence.

Based on the activities referred to above, we recommended to the Company’s board of directors that the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 be filed with the Securities and Exchange Commission.

During 2006, Thomas A. Corcoran (Chairman), Professor Claude R. Canizares and Arthur L. Simon served as members of the audit committee.

Thomas A. Corcoran (Chairman) Claude R. Canizares Arthur L. Simon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2006 and 2005 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2006	2005
Audit Fees(1)	$13,255,000	$12,533,000
Audit-Related Fees(2)	403,000	348,000
Tax Fees(3)	4,627,000	2,160,000
All Other Fees(4)	5,000	50,000

(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements, statutory audits of foreign subsidiaries and SEC registration statements. Audit Fees for 2005 have been restated to include fees applicable to 2005 that were finalized subsequent to the preparation of last year’s proxy statement.

(2)	Represents fees incurred for acquisition-related and due diligence audits, and employee benefit plan audits.

(3)	Represents fees incurred for U.S. and foreign income tax compliance, acquisition related tax services and state tax planning services.

(4)	Represents fees incurred for software licensing and miscellaneous acquisition related consulting services. Miscellaneous acquisition related consulting fees relate to 2005 only.

The audit committee has considered and determined that the provision of the services covered under the captions ‘‘Audit-Related Fees’’, ‘‘Tax Fees’’ and ‘‘All Other Fees’’ is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the audit committee has established pre-approval policies with respect to audit, other audit, audit related and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. Specifically, the audit committee has pre-approved detailed, specific services such as: assurance, operational control and effectiveness risk, financial risk, technology risk and tax. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the audit committee on an annual basis. All fees for pre-approved other audit and audit related services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our proxy statements. The audit committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. The audit committee chairman or another designated committee member may approve these services and related fees and expenses on behalf of the audit committee, and report such to the audit committee at the next regularly scheduled meeting.

All of the services covered under the captions ‘‘Audit Fees’’, ‘‘Audit-Related Fees’’, ‘‘Tax Fees’’ and ‘‘All Other Fees’’ were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our compensation committee during the 2006 fiscal year has served us or any of our subsidiaries as an officer or employee. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L-3 and ‘‘related persons.’’ For the purposes of the policy, ‘‘related persons’’ include executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or greater of L-3’s outstanding stock.

The related person transaction policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a ‘‘related person’’ transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any Committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	management must advise the Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a ‘‘personal loan’’ for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an ‘‘independent,’’ ‘‘outside,’’ or ‘‘non-employee’’ director, as applicable, under the rules and regulations of the SEC, NYSE and Internal Revenue Code.

During 2006, we did not enter into any transactions with related persons that were subject to the Board’s related person transaction policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a), except that certain required filings, most of which report transactions for prior years, were not filed timely on behalf of executives and directors as follows: one report, covering the number of transactions identified in the parenthetical for the following individuals: Jimmie V. Adams (1), Christopher C. Cambria (1), Claude R. Canizares (1), Peter A. Cohen (1), Thomas A. Corcoran (1), Ralph G. D’Ambrosio (4), Robert W. Drewes (1), James W. Dunn (1), Robert V. LaPenta (3), John M. Shalikashvili (1), Arthur L. Simon (1), Michael T. Strianese (1) and John P. White (1); two reports for the following individuals: Frank C. Lanza (5), Robert B. Millard (4), Joseph S. Paresi (4), Robert W. RisCassi (3) and Alan H. Washkowitz (2); and three reports for Charles J. Schafer (12).

We have implemented procedures and controls and provided additional resources to ensure that reportable transactions under Section 16 of the Exchange Act are filed with the SEC on a timely basis.

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

We have provided each Stockholder whose proxy is being solicited hereby, a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Please complete, date and sign the proxy and return it promptly in the enclosed reply envelope. No postage is required if returned in the accompanying envelope and mailed in the United States.

By Order of the Board of Directors,
Kathleen E. Karelis Senior Vice President, General Counsel and Corporate Secretary

New York, New York
March 26, 2007

EXHIBIT A

L-3 Communications Holdings, Inc.

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

When making ‘‘independence’’ determinations, the Board shall broadly consider all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to L-3. When assessing the materiality of a director’s relationship with L-3, the Board shall consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others).

The Board has established the following guidelines to assist it in determining director ‘‘independence’’:

A.	A director will not be independent if, within the preceding three years: (i) the director was employed by L-3 or an immediate family member of the director was employed by L-3 as an executive officer; (ii) the director or an immediate family member of the director received, during any twelve-month period within such three-year period, more than $100,000 in direct compensation from L-3, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); or (iii) the director or an immediate family member of the director was employed as an executive officer of another company where any of L-3’s present executive officers at the same time served on that company’s compensation committee.

B.	Additionally, a director will not be independent if:

(1) (A) The director or an immediate family member is a current partner of a firm that is L-3’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on L-3’s audit within that time; or

(2) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, L-3 for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

C.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if an L-3 director is a current employee, or whose immediate family member is a current executive officer, of another company that makes payments to, or receives payment from, L-3 for property or services in an amount which, for each of the last three fiscal years, are less than the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company; (ii) if an L-3 director beneficially owns, or is an employee of another company that beneficially owns less than 10% of L-3’s common equity; (iii) if an L-3 director is a current employee of another company to which L-3 is indebted, and the total amount of the indebtedness is less than one percent of the total consolidated assets of the company he or she serves as a current employee; and (iv) if an L-3 director serves as an executive officer, director or trustee of a tax exempt organization, and L-3’s contributions to such tax exempt organization, during any of the preceding three years, are less than the greater of $1,000,000 or one percent of such tax exempt organization’s consolidated gross revenues. The board will annually review all commercial, charitable and other relationships of directors.

A-1

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Michael T. Strianese	☐	☐
02 - Claude R. Canizares	☐	☐
03 - Thomas A. Corcoran	☐	☐
04 - Alan H. Washkowitz	☐	☐

+

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L3 communications

Proxy — L-3 Communications Holdings, Inc.

L-3 COMMUNICATIONS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE "COMPANY") FOR THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD APRIL 24, 2007, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.

The undersigned shareholder hereby appoints Michael T. Strianese, Kathleen E. Karelis, and Ralph G. D'Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Stockholders to be held on April 24, 2007, at 2:30p.m., eastern daylight time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments thereof, upon the matters set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or adjournment thereof.

A Stockholder desiring to appoint some other person, who need not be a Stockholder, to represent him at the meeting may do so by inserting such person's name in the space provided on the reverse side.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned stockholder. In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof and for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

L3 communications

000004

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Electronic Voting Instructions

You can vote by Internet or Telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or Telephone must be received by 1:00 a.m., Central Time, on April 24, 2007.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Michael T. Strianese	☐	☐
02 - Claude R. Canizares	☐	☐
03 - Thomas A. Corcoran	☐	☐
04 - Alan H. Washkowitz	☐	☐

Proposal	For	Against	Abstain
2. Appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

B Non-Voting Items

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Meeting Attendance
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PROXY SERVICES
C/O COMPUTERSHARE INVESTOR SERVICES
PO BOX 43102
PROVIDENCE RI 02940-5068

L-3 COMMUNICATIONS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, APRIL 24, 2007, 2:30 P.M. EASTERN DAYLIGHT TIME
THE RITZ-CARLTON NEW YORK,
BATTERY PARK
TWO WEST STREET
NEW YORK, NY

PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING OF STOCKHOLDERS BY MARKING THE APPROPRIATE BOX OR IF YOU USE THE TELEPHONE SYSTEM, WHEN PROMPTED. ONLY THE STOCKHOLDER(S) WHOSE NAME(S) APPEARS ON THIS TICKET, OR THE PROXY OF THAT STOCKHOLDER, WILL BE ADMITTED. DUE TO SPACE LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 2:30 P.M.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

L3 communications

Proxy — L-3 Communications Holdings, Inc.

L-3 COMMUNICATIONS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE “COMPANY”) FOR THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD APRIL 24, 2007, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.

The undersigned shareholder hereby appoints Michael T. Strianese, Kathleen E. Karelis, and Ralph G. D’Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Stockholders to be held on April 24, 2007, at 2:30p.m., eastern daylight time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments thereof, upon the matters set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or adjournment thereof.

A Stockholder desiring to appoint some other person, who need not be a Stockholder, to represent him at the meeting may do so by inserting such person’s name in the space provided on the reverse side.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned stockholder. In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof and for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.